Supplement No. 6 dated October 11, 2001 to prospectus dated January 11, 2000

          The expiration date of Netsmart Technologies, Inc. warrants to purchase 448,535 shares of common stock at $12.00 per share has been extended from October 31, 2001 to January 31, 2002.